Exhibit 23.1

KPMG LLP

One Cleveland Center

Suite 2600

1375 East Ninth Street

Cleveland, OH 44114-1796

Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated March 16, 2023, with respect to the consolidated financial statements of Diebold Nixdorf, Incorporated and subsidiaries, and the effectiveness of internal control over financial reporting, incorporated herein by reference.

/s/ KPMG LLP

Cleveland, Ohio

August 18, 2023